EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

OSI Systems, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of OSI Systems, Inc. of our report dated May 27, 2004 with respect to the consolidated balance sheet as of December 31, 2001 and the combined balance sheet as of December 31, 2002 of Spacelabs Medical (the Company) and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2000 and 2001 and for the period from January 1, 2002 through July 3, 2002 and the combined statements of operations, parent’s investment and cash flows for the period from July 4, 2002 through December 31, 2002, which report appears in the Form 8-K/A of OSI Systems, Inc. dated June 1, 2004, and of our report dated October 7, 2004, with respect to the combined balance sheets of Spacelabs Medical as of December 31, 2002 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2001 and for the period from January 1, 2002 through July 3, 2002 and the combined statements of operations, parent’s investment and cash flows for the period from July 4, 2002 through December 31, 2002, for the period from January 1, 2003 through October 8, 2003 and for the period from October 9, 2003 through December 31, 2003, which report appears in the Form 8-K/A of OSI Systems, Inc. dated October 12, 2004 and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated May 27, 2004 and October 7, 2004, contain explanatory paragraphs that state that Spacelabs Medical was acquired on July 3, 2002 and October 8, 2003, in separate transactions accounted for as purchases. The purchase accounting on these dates resulted in assets and liabilities being recorded at their estimated fair values. Accordingly, the combined financial statements for periods subsequent to the acquisition dates are not comparable to the consolidated/combined financial statements presented for prior periods.

In addition, our reports dated May 27, 2004 and October 7, 2004, contain explanatory paragraphs that state that Spacelabs Medical, effective January 1, 2002, changed its method of accounting for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Seattle, Washington

October 12, 2004